As filed with the Securities and Exchange Commission on July 25, 2006
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
NIC INC.
(Exact name of registrant as specified in its charter)

Colorado	52-2077581
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10540 South Ridgeview Road
Olathe, Kansas 66061
(877) 234-3468
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

2006 Amended and Restated Stock Option and Incentive Plan
(Full title of the plan(s))
___________

William F. Bradley, Jr., Esq.
NIC Inc.
10540 South Ridgeview Road
Olathe, Kansas 66061
(877) 234-3468
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service should be sent to:
D. Elizabeth Wills, Esq. Rothgerber Johnson & Lyons LLP 1200 Seventeenth Street, Suite 3000 Denver, Colorado 80202 (303) 623-9000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share, to be issued pursuant to future stock option grants or future grants of restricted stock under the 2006 Amended and Restated Stock Option and Incentive Plan	1,771,013 shares	$5.74(2)	$10,165,614.62 (2)	$1,087.72

(1)
Pursuant to Rule 416(c), this Registration Statement also registers such additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of the 2006 Amended and Restated Stock Option and Incentive Plan.

(2)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices for the registrant's common stock as reported on Nasdaq Global Select Market on July 20, 2006 in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended.

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, this registration statement will become effective upon filing with the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission by NIC Inc.   ("NIC") are incorporated by reference into this registration statement:

•	NIC's Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	NIC's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	NIC's Definitive Proxy Statement for our Annual Meeting of Shareholders held on May 2, 2006;

•	NIC's Current Report on Form 8-K dated April 27, 2006;

•	the description of NIC's common stock contained in the registration statement on Form S-1 filed with the SEC on May 6, 1999; and

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year referred to above.

All documents subsequently filed by the Company with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or that deregisteres all of such securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Officers and Directors

The following summaries are subject to the complete text of the statutes and organizational documents of NIC described below and are qualified in their entirety by reference thereto. NIC is a Colorado corporation.

The Colorado Business Corporation Act (the "CBCA"), as set forth in Title 7, Articles 101 to 117 of the Colorado Revised Statutes, governs NIC's obligations to indemnify its officers and directors. NIC also is governed by provisions of its Articles of Incorporation and Bylaws that set forth the circumstances in which NIC is required to indemnify its officers and directors, and the circumstances in which NIC may, but is not required to, indemnify its directors, officers, and employees.

The CBCA specifies the circumstances under which a corporation may indemnify its directors, officers, employees and agents. As to directors, the CBCA generally requires that a director meet a certain standard of conduct. The CBCA standard requires that a director must have acted in good faith and, for acts done in a director's official capacity, must have reasonably believed that he or she acted in the best interests of NIC. In all other instances, the director must have acted in good faith and must have reasonably believed that he or she acted in a manner that was not opposed to the best interests of NIC. In criminal proceedings, the director must not have had a reason to believe that his or her conduct was unlawful. In a proceeding brought by or in the right of the corporation, or that alleges that a director improperly received a personal benefit, the director cannot be indemnified if he or she is adjudged liable, unless a court orders NIC to pay reasonable expenses. On the other hand, NIC must pay reasonable expenses that a director or officer incurred in a proceeding when any director or officer is wholly successful on the merits or otherwise in defending any civil or criminal proceeding. A director may be reimbursed for reasonable expenses in advance of final disposition of the proceeding if the director provides a written affirmation that he or she has met the standard of conduct, and undertakes to repay the advance if it is ultimately determined the director did not meet the standard of conduct. The CBCA permits NIC to indemnify officers and employees to a greater extent than it can indemnify directors if such indemnification would not violate public policy.

Article 5 of NIC's Articles of Incorporation, as amended, and Article VIII of NIC's bylaws, provide that NIC will indemnify any person entitled to indemnity under the CBCA, as it now exists or as amended, against all liability and expenses to the fullest extent permitted by the Act. Article 6 of NIC's Articles of Incorporation, as amended, provides that directors will not incur any personal liability to NIC or NIC's shareholders for monetary damages for breach of fiduciary duty as a director, except when the personal liability arises from any breach of the director's duty of loyalty to NIC or NIC's shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, acts specified in Section 7-108-403 of the CBCA, or any transaction from which a director derived an improper personal benefit.

In addition to the indemnification rights provided for in NIC's charter documents and under the CBCA, NIC has entered into an indemnity agreement with each of its executive officers and directors pursuant to which NIC shall indemnify such persons. These agreements provide for the indemnification of NIC's executive officers and directors for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by NIC, arising out of such person's services as one of NIC's directors or executive officers, any of NIC's subsidiaries or any other company or enterprise to which such person provides services at NIC's request, to the fullest extent permitted by the CBCA. NIC also maintains insurance on behalf of its directors and officers insuring them against liabilities that they may incur in their capacities as or arising out of their status as directors or officers.

Item 7.  Exemption from Registration Claimed

Not applicable

Item 8.  Exhibits

The following exhibits are filed as part of this registration statement:

            Exhibit
            Number       Description of Document
             4.1              2006 Amended and Restated Stock Option and Incentive Plan

             4.2             2006 Stock Option Agreement
             4.3             2006 Restricted Stock Agreement
             5.0             Legal opinion of Rothgerber Johnson & Lyons LLP
             23.1           Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit 5.0)
             23.2           Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
             24              Power of Attorney (included in the signature page)

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on July 24, 2006.

                                            NIC INC.

                                            By: /s/ Jeffery S. Fraser
                                                  Jeffery S. Fraser
                                                  Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry H. Herington and William F. Bradley, Jr., and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Jeffery S. Fraser
Jeffery S. Fraser	Chairman of the Board and Chief Executive	July 24, 2006
Officer (Principal Executive Officer)

/s/ Eric J. Bur
Eric J. Bur	Chief Financial Officer
	(Principal Financial Officer)	July 24, 2006

/s/ Stephen M. Kovzan
Stephen M. Kovzan	Vice President, Financial Operations and
Chief Accounting Officer
	(Principal Accounting Officer)	July 24, 2006

/s/ John L. Bunce, Jr.
John L. Bunce, Jr.	Director	July 24, 2006

/s/ Art N. Burtscher
Art N. Burtscher	Director	July 24, 2006

/s/ Daniel J. Evans
Daniel J. Evans	Director	July 24, 2006

/s/ Ross C. Hartley
Ross C. Hartley	Director	July 24, 2006

/s/ Pete Wilson
Pete Wilson	Director	July 24, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description of Document
4.1	2006 Amended and Restated Stock Option and Incentive Plan
4.2	2006 Stock Option Agreement
4.3	2006 Restricted Stock Agreement
5.0	Legal opinion of Rothgerber Johnson & Lyons LLP
23.1	Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit 5.0)
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
24	Power of Attorney (included in the signature page)